AGREEMENT

This Agreement, dated as of September 8, 2000, will confirm the mutual agreement and intent to structure MyMobileCity, Inc. ("MMC" or the "Company"), through an equity investment in the Company by WorldNet Resource Group, Inc., a Utah company traded on the OTB Bulletin Board under the symbol WNRG ("WNRG"), which will result in WNRG's acquiring twenty percent (20%) of MMC's outstanding Common Stock.

MMC and WNRG agree as follows:

1. The Web site to be addressed is www.mymobilecity.com along with other sites derived from mymobilecity.com that has the wording of "mymobile".

2. The Company will issue and sell to WNRG, in accordance with the rules and regulations of the Securities and Exchange Commission, twenty percent of the outstanding Common Stock in the Company in exchange for funding as set forth in paragraph #4.

3.   In the next registration statement WNRG put aside ---------
     (--------) additional shares of WNRG stock, which MMC may use as an ESOP plan for its employees.

4. WNRG shall fund MMC with five hundred thousand dollars ($500,000) to be paid thru funding operations such as payroll, rent, supplies and all other mutually agreed upon expenses.

5. The Company and WNRG warrant and represent that: (i) they have the requisite corporate power and authority to enter into and perform this agreement and issue all shares in accordance with the term hereof; (ii) the execution and delivery of this Agreement by the Company and the consummation of its purpose have been approved by all necessary corporate action; (iii) no further consent or authorization of the Company or its Board of Directors or stockholder is required; and (iv) this agreement has been duly executed and delivered by the Company and WNRG and constitutes a valid and binding obligation of the Company and WNRG enforceable against the Company and WNRG in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors; rights and remedies or by other equitable principles or general application.

          The validity and interpretation of this Agreement shall be governed by the law of the State of California applicable to agreements made and to be fully performed therein. The Company and WNRG submit to the jurisdiction of any court of the State of California or the Federal District Court, Central District of California for the purpose of any suit, action, or other proceeding arising out of this Agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company or WNRG.




7. This Agreement contains the entire understanding or the parties with respect to the transaction contemplated hereby and, except as specifically set forth herein, neither the Company nor WNRG makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

8. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received). The address for such communications shall be:

          To the Company:
          MyMobileCity, Inc.
                         Attn: Joseph Maloney, President
                         4052 Del Rey Avenue
                         Suite 108
                         Marina Del Rey, CA 90292

          To WNRG:       WorldNet Resource Group, Inc.
                         Attn: Stephen Brown, Chairman
                         4052 Del Rey Avenue
                         Suite 108
                         Marina Del Rey, CA 90292

     Either party hereto may from time to time change its address for notices under this Section by giving written notice of such changed address to the other party hereto.

9. This Agreement shall be binding upon and inure to the benefit to the parties and their permitted successors and permitted assigns. The parties hereto may amend this Agreement without notice to or consent of any third party. Neither the Company nor WNRG shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent my be withheld for any reason in the sole discretion of the party from whom consent is sought); provided, however, that the Company and WNRG may assign their rights and obligations hereunder as a result of any merger or to any acquirer of substantially all of the assets of the Company.

10. This Agreement is intended for the benefit of the parties hereto and their respective permitted designees, successors and assigns and is not for the benefit of, nor may any provision hereof by enforced, any other person. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, ir being understood that both parties need not sign this same counterpart. In the event that signature is delivered by facsimile transmission, the party using such means of delivery shall cause two additional executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.


Confirmed and Agreed to this 8th day of September, 2000.


MYMOBILECITY, INC.

By:         /S/ Joseph Maloney
Name:       Joseph Maloney
Title:      President



WORLDNET RESOURCE GROUP, INC.


By:         /S/ Stephen Brown
Name:       Stephen Brown
Title:      President/CEO